UICI
AND SUBSIDIARIES

EXHIBIT 21— SUBSIDIARIES OF UICI

Jurisdiction
The MEGA Life and Health Insurance Company	Oklahoma
Mid-West National Life Insurance Company of Tennessee	Tennessee
The Chesapeake Life Insurance Company	Oklahoma
AMLI Realty Company	Illinois
Financial Services Reinsurance, Ltd.	Turks and Caicos Islands
United Group Reinsurance, Ltd.	Turks and Caicos Islands
U.S. Managers Life Insurance, Ltd.	Turks and Caicos Islands
Fidelity First Insurance Company	Texas
Performance Driven Awards, Inc.	Texas
Success Driven Awards, Inc.	Texas
UICI Marketing, Inc.	Delaware
CFLD-I, Inc.	Delaware
UICI Funding Corp. 2	Delaware